Exhibit 21







                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of
Phoenix Leasing Associates III, Inc.:

         We have audited the accompanying consolidated balance sheets as restated -- see Note 2 -- of Phoenix Leasing Associates III, Inc. (a Nevada corporation) and subsidiary as of September 30, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of Phoenix Leasing Associates III, Inc. and subsidiary as of September 30, 2000 and 1999, in conformity with accounting principles generally accepted in the United States.


                                                             ARTHUR ANDERSEN LLP

San Francisco, California,
December 1, 2000 (except with respect to the matters discussed in Notes 2 and 10 as to which the date is November 30, 2001)

               PHOENIX LEASING ASSOCIATES III, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS



                                     ASSETS

                                                          Restated (Note 2.)
                                                            September 30,
                                                          2000          1999
                                                          ----          ----

Cash ...............................................  $    39,875   $     7,480
Due from Phoenix Leasing American Business Fund,
  L.P. .............................................      169,359       126,325
Investment in Phoenix Leasing American Business
  Fund, L.P. .......................................       93,497        57,944
                                                      -----------   -----------

         Total Assets ..............................  $   302,731   $   191,749
                                                      ===========   ===========



                 LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)

Liabilities:

     Accounts payable and accrued expenses .........  $     4,550   $     4,270
                                                      -----------   -----------

         Total Liabilities .........................        4,550         4,270
                                                      -----------   -----------

Minority Interest in Consolidated Subsidiary .......      153,069        80,134
                                                      -----------   -----------


Shareholder's Equity:

     Common stock, without par value, 100 shares
       authorized and outstanding ..................    1,562,343     1,562,343
     Retained earnings .............................      434,321       193,834
     Less:
       Note receivable from affiliate ..............   (1,562,243)   (1,562,243)
       Due from Phoenix Leasing Incorporated and
         affiliates.................................     (289,309)      (86,589)
                                                      -----------   -----------

         Total Shareholder's Equity ................      145,112       107,345
                                                      -----------   -----------

         Total Liabilities and Shareholder's
           Equity ..................................  $   302,731   $   191,749
                                                      ===========   ===========

      The accompanying notes are an integral part of these balance sheets.

               PHOENIX LEASING ASSOCIATES III, INC. AND SUBSIDIARY

                    NOTES TO THE CONSOLIDATED BALANCE SHEETS

                               September 30, 2000

Note 1.  Organization:

         Phoenix Leasing Associates III, Inc. (the Company) was formed under the laws of Nevada on November 12, 1992. The Company is a wholly owned subsidiary of Phoenix Leasing Incorporated (PLI), a California corporation, and was originally formed to serve as the general partner of Phoenix Leasing American Business Fund, L.P. (the Program), a California limited partnership.

         On December 14, 1992, the Company organized Phoenix Leasing Associates III, L.P., a California limited partnership (PLAIIILP) to replace the Company as the general partner in the Program. The limited partner of PLAIIILP is Lease Management Associates, Inc., a Nevada corporation controlled by an officer of the Company, who also owns the parent company of PLI. As the general partner of the Program, PLAIIILP earns the acquisition and management fees and receives the profits, losses and distributions which are allocated to the Company (Note 7). The Company is the general partner of PLAIIILP and, as of September 30, 2000 and 1999, has a 62.5% ownership interest. This ownership interest is subject to change in accordance with the PLAIIILP Partnership Agreement. Profits and distributions attributable to acquisition fees paid to PLAIIILP by the Program are allocated in proportion to the partners' ownership interests. All other profits, losses and distributions are allocated to the Company. The financial statements as of September 30, 2000 and 1999 are presented on a consolidated basis as discussed in Note 3.

Note 2.  Restatement:

         The previously reported financial statements for the years ended September 30, 2000 and 1999 have been restated. The Company had paid for certain organization and syndication costs associated with the formation and initial equity raising of the Program of $871,697. These costs were being amortized on a straight-line basis over the remaining life of the Program. The Company has determined that these costs should have been expensed in the period incurred.

         The following summarizes the restatements as of September 30,

                                         2000                      1999
                                         ----                      ----

                                Previously              Previously
                                Reported    Restated    Reported     Restated
                                --------    --------    --------     --------

Deferred organizational and
   syndication costs, net of
    amortization                $ 418,097   $    -       $504,497   $      -

Total Shareholder's Equity      $ 852,518   $ 145,112    $698,431   $ 107,345

         In addition, the Company reclassified the Due from Phoenix Leasing Incorporated and affiliates from Assets to Shareholder's Equity.

               PHOENIX LEASING ASSOCIATES III, INC. AND SUBSIDIARY

                    NOTES TO THE CONSOLIDATED BALANCE SHEETS

                               September 30, 2000


Note 3.  Principles of Consolidation:

         The consolidated balance sheets as of September 30, 2000 and 1999 include the accounts of the Company and its subsidiary PLAIIILP. All significant intercompany accounts and transactions have been eliminated in consolidation. The minority interest in consolidated subsidiary represents the limited partner's interest in PLAIIILP.

         The Company records its investment in the Program under the equity method of accounting. As general partner, the Company has complete authority in, and responsibility for, the overall management of the Program, which includes responsibility for supervising the Program's acquisition, leasing and remarketing activities, and its sale of equipment.

Note 4.  Use of Estimates:

         The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual results could differ from those estimates.

Note 5.  Note Receivable from Affiliate:

         PLI, the sole shareholder of the Company, as of September 30, 2000 and 1999 has issued a demand promissory note to the Company totaling $1,562,243. The note provides that its principal amount automatically increases to five percent of the aggregate capital contributions to the Program by its limited partners. There are no restrictions or covenants associated with this note which would preclude the Company from receiving the principal or interest amounts under the terms of the note. The note bears interest at a rate equal to the lesser of ten percent or the prime rate as determined by Citibank, N.A., New York, New York, plus one percent. Interest is payable by PLI on the first business day of each calendar quarter. The principal amount is due and payable upon demand by the Company.

Note 6.  Income Taxes:

         Effective July 1, 1998, the Company and its subsidiaries adopted treatment as a Subchapter "S Corporation pursuant to the Federal Income Tax Regulations for tax reporting purposes. Federal and state income tax regulations provide that taxes on the income or loss of the Company are reportable on the shareholder's individual income tax return.

Note 7.  Compensation and Fees:

         PLAIIILP receives acquisition fees equal to four percent of the purchase price of assets acquired or financed by the Program in connection with the analysis, selection and acquisition or financing of assets, and the continuing analysis of the overall portfolio of the Program's assets, and management fees equal to two percent of the Program's gross revenues in connection with managing the operations of the Program. In addition, PLAIIILP receives an interest in the Program's profits, losses and distributions.

               PHOENIX LEASING ASSOCIATES III, INC. AND SUBSIDIARY

                    NOTES TO THE CONSOLIDATED BALANCE SHEETS

                               September 30, 2000


Note 7.  Compensation and Fees (continued):

Management fees of $16,710 and $39,261 and acquisition fees of $152,649 and $94,633 are included in Due from Phoenix Leasing American Business Fund, L.P. on the balance sheet as of September 30, 2000 and 1999, respectively.

Note 8.  Related Parties:

         The Company has entered into an agreement with PLI, whereby PLI will provide management services to PLAIIILP in connection with the operation and administration of the Program. In consideration for the services and activities to be performed by PLI pursuant to this agreement, the Company pays PLI fees in an amount equal to two percent of the Program's cumulative gross revenues plus the lesser of two and one half percent of the purchase price of equipment acquired by and financing provided to businesses by the Program or 100% of the net cash attributable to the acquisition fee which has been distributed to the Company plus 100% of all other net cash from operations of PLAIIILP. Management fees paid to PLI equal $477,888 and $442,290 for the twelve months ended Sepember 30, 2000 and 1999, respectively.

Note 9.  Commitments and Contingencies:

         On October 28, 1997, a Class Action Complaint was filed against Phoenix Leasing Incorporated, Phoenix Leasing Associates, II and III LP., Phoenix Securities Inc. and Phoenix American Incorporated (the "Companies") in California Superior Court for the County of Sacramento by eleven individuals on behalf of investors in Phoenix Leasing Cash Distribution Funds I through V (the "Partnerships"). The Companies were served with the Complaint on December 9, 1997. The Complaint sought declaratory and other relief including accounting, receivership, imposition of a constructive trust and judicial dissolution and winding up of the Partnerships, and damages based on fraud, breach of fiduciary duty and breach of contract by the Companies as general partners of the Partnerships.

         Plaintiffs severed one cause of action from the Complaint, a claim related to the marketing and sale of CDF V, and transferred it to Marin County Superior Court (the "Berger Action"). Plaintiffs then dismissed the remaining claims in Sacramento Superior Court and re-filed them in a separate lawsuit making similar allegations (the "Ash Action").

         The Ash complaint includes six causes of action: breach of fiduciary duty, constructive fraud, judicial dissolution of Cash Distribution Fund IV, judicial dissolution of Cash Distribution Fund V, accounting and alter ego. Defendants recently answered the complaint and discovery has commenced. The plaintiffs' depositions have been taken, and plaintiffs recently took depositions of defendants.

         The Berger complaint relates to alleged misrepresentations made in connection with the offering of Cash Distribution Fund V. Defendants have answered the complaint and discovery has commenced. A class has been certified. The plaintiffs' depositions have been taken, and plaintiffs recently took depositions of defendants.

               PHOENIX LEASING ASSOCIATES III, INC. AND SUBSIDIARY

                    NOTES TO THE CONSOLIDATED BALANCE SHEETS

                               September 30, 2000


Note 9.  Commitments and Contingencies (continued):

         On August 28, 2000, the Ash and Berger actions were consolidated (the "Consolidated Action") pursuant to stipulation by both parties. Plaintiffs recently served a first request for production in the Consolidated Action; defendants responded to the first request for production on November 27, 2000.

Note 10. Subsequent Event:

         On July 11, 2001, the parties agreed to a memorandum of understanding outlining a settlement of the Consolidated Action. The terms of the settlement are confidential. The Court has granted preliminary approval of the settlement. The settlement will not materially effect the financial position or results of operations of the Company because the parent Company has assumed any liability created by the settlement.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Partners of
Phoenix Leasing Associates III L.P.:

         We have audited the accompanying balance sheets as restated -- see Note 2 -- of Phoenix Leasing Associates III L.P. (a California limited partnership) as of September 30, 2000 and 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of Phoenix Leasing Associates III L.P. as of September 30, 2000 and 1999, in conformity with accounting principles generally accepted in the United States.



                                                             ARTHUR ANDERSEN LLP

San Francisco, California,
December 1, 2000 (except with respect to the matters discussed in Notes 2 and 9 as to which the date is November 30, 2001)

                       PHOENIX LEASING ASSOCIATES III L.P.

                                 BALANCE SHEETS


                                     ASSETS

                                                             Restated (Note 2.)
                                                                September 30,
                                                              2000        1999
                                                              ----        ----

Cash ...............................................  $    39,498   $       547
Investment in Phoenix Leasing American
  Business Fund, L.P. ..............................       93,497        57,944
Due from Phoenix Leasing American Business
  Fund, L.P. .......................................      169,359       133,894
                                                      -----------   -----------

         Total Assets ..............................  $   302,354   $   192,385
                                                      ===========   ===========


                  LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)

Liabilities:

     Accounts payable and accrued expenses .........  $     2,274   $     2,135
     Due to General Partner ........................      564,408       613,913
                                                      -----------   -----------

         Total Liabilities .........................      566,682       616,048
                                                      -----------   -----------


Partners' Capital (Deficit):

     General Partner (70 partnership units) ........     (417,397)     (503,797)
     Limited Partner (42 partnership units) ........      153,069        80,134
                                                      -----------   -----------

         Total Partners' Capital (Deficit) .........     (264,328)     (423,663)
                                                      -----------   -----------

         Total Liabilities and Partners' Capital ...  $   302,354   $   192,385
                                                      ===========   ===========


      The accompanying notes are an integral part of these balance sheets.

                      PHOENIX LEASING ASSOCIATES III, L.P.

                           NOTES TO THE BALANCE SHEETS

                               September 30, 2000

Note 1.  Organization:

         Phoenix Leasing Associates III L.P., a California limited partnership (the Partnership), was formed under the laws of the State of California on December 14, 1992, to act as the general partner of Phoenix Leasing American Business Fund, L.P. (the Program), a California limited partnership. The general partner of the Partnership is Phoenix Leasing Associates III, Inc. (PLAIII), a Nevada corporation and wholly owned subsidiary of Phoenix Leasing Incorporated, a California corporation. The limited partner of the Partnership is Lease Management Associates, Inc., a Nevada corporation controlled by an officer of PLAIII, who owns the ultimate parent of PLAIII.

         The Partnership records its investment in the Program under the equity method of accounting. As general partner, the Partnership has complete authority in, and responsibility for, the overall management of the Program, which includes responsibility for supervising the Program's acquisition, leasing and remarketing activities, and its sale of equipment.

Note 2.  Restatement:

         The previously reported financial statements for the years ended September 30, 2000 and 1999 have been restated. The Partnership had paid for certain organization and syndication costs associated with the formation and initial equity raising of the Program of $871,697. These costs were being amortized on a straight-line basis over the remaining life of the Program. Management has determined that these costs should have been expensed in the period incurred.

         The following summarizes the restatements as of September 30,

                                         2000                      1999
                                         ----                      ----

                                Previously               Previously
                                Reported    Restated     Reported    Restated
                                --------    --------     --------    --------

Deferred organizational and
   syndication costs, net of
    amortization                $418,097   $     -       $504,497    $    -

Partners Capital (Deficit)      $153,769   $ (264,328)   $ 80,134    $(423,663)

                      PHOENIX LEASING ASSOCIATES III, L.P.

                           NOTES TO THE BALANCE SHEETS

                               September 30, 2000

Note 3.  Income Taxes:

         The Partnership is not subject to federal and state income taxes on its income. Federal and state income tax regulations provide that items of income, gain, loss and deductions, credits and tax preference items of limited partnerships are reportable by the individual partners in their respective income tax returns. Accordingly, no liability for such taxes will be recorded on the Partnership's balance sheets.

Note 4.  Use of Estimates:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Note 5.  Compensation and Fees:

         The Partnership receives acquisition fees equal to four percent of the purchase price of assets acquired or financed by the Program in connection with the analysis, selection and acquisition or financing of assets, and the continuing analysis of the overall portfolio of the Program's assets, and management  fees  equal  to two  percent  of the  Program's  gross  revenues  in connection  with  managing  the  operations  of the Program.  In  addition,  the
Partnership receives an interest in the Program's profits, losses and distributions. Management fees of $16,710 and $39,261 and acquisition fees of $152,649 and $94,633 are included in Due from Phoenix Leasing American Business Fund, L.P. on the balance sheets as of September 30, 2000 and 1999, respectively.

Note 6.  Allocation of Profits, Losses and Distributions:

         Profits and losses attributable to acquisition fees paid to the Partnership by the Program are allocated to the partners in proportion to their ownership interests. All other profits and losses are allocated to PLAIII. Distributions are made in accordance with the terms of the partnership agreement.

Note 7.  Related Parties:

         PLAIII has entered into an agreement with Phoenix Leasing  Incorporated
(PLI), whereby PLI will provide management services to the Partnership in connection with the operations and administration of the Program. In consideration for the services and activities to be performed by PLI pursuant to this agreement, PLAIII pays PLI fees in an amount equal to: two percent of the Program's cumulative gross revenues plus the lesser of two and one half percent of the purchase price of equipment acquired by and financing provided to businesses by the Program or 100% of the net cash attributable to the acquisition fee which has been distributed to PLAIII plus 100% of all other net cash from operations of the Partnership. Management fees paid to PLI equal $477,888 and $442,290 for the twelve months ended September 30, 2000 and 1999, respectively.

                      PHOENIX LEASING ASSOCIATES III, L.P.

                           NOTES TO THE BALANCE SHEETS

                               September 30, 2000

Note 8.  Commitments and Contingencies:

     On October 28, 1997, a Class Action  Complaint  was filed  against  Phoenix
Leasing Incorporated, Phoenix Leasing Associates, II and III LP., Phoenix Securities Inc. and Phoenix American Incorporated (the "Companies") in California Superior Court for the County of Sacramento by eleven individuals on behalf of investors in Phoenix Leasing Cash Distribution Funds I through V (the "Partnerships"). The Companies were served with the Complaint on December 9, 1997. The Complaint sought declaratory and other relief including accounting, receivership, imposition of a constructive trust and judicial dissolution and winding up of the Partnerships, and damages based on fraud, breach of fiduciary duty and breach of contract by the Companies as general partners of the Partnerships.

         Plaintiffs severed one cause of action from the Complaint, a claim related to the marketing and sale of CDF V, and transferred it to Marin County Superior Court (the "Berger Action"). Plaintiffs then dismissed the remaining claims in Sacramento Superior Court and re-filed them in a separate lawsuit making similar allegations (the "Ash Action").

         The Ash complaint includes six causes of action: breach of fiduciary duty, constructive fraud, judicial dissolution of Cash Distribution Fund IV, judicial dissolution of Cash Distribution Fund V, accounting and alter ego. Defendants recently answered the complaint and discovery has commenced. The plaintiffs' depositions have been taken, and plaintiffs recently took depositions of defendants.

         The Berger complaint relates to alleged misrepresentations made in connection with the offering of Cash Distribution Fund V. Defendants have answered the complaint and discovery has commenced. A class has been certified. The plaintiffs' depositions have been taken, and plaintiffs recently took depositions of defendants.

         On August 28, 2000, the Ash and Berger actions were consolidated (the "Consolidated Action") pursuant to stipulation by both parties. Plaintiffs recently served a first request for production in the Consolidated Action; defendants responded to the first request for production on November 27, 2000.

Note 9.  Subsequent Event:

         On July 11, 2001, the parties agreed to a memorandum of understanding outlining a settlement of the Consolidated Action. The terms of the settlement are confidential. The Court has granted preliminary approval of the settlement. The settlement will not materially effect the financial position or results of operations of the Company because PLI has assumed any liability created by the settlement.